ARTICLES OF CORRECTION


                                       OF


                       RESTATED ARTICLES OF INCORPORATION


                                       OF


                       UNITED STATES ANTIMONY CORPORATION


                  Pursuant to ss. 35-1-221 of the Montana Business Corporation Act, the undersigned corporation files these Articles of Correction of the Restated Articles of Incorporation of United States Antimony Corporation as filed with the Montana Secretary of State (Filing Number: 373855-D35054) on November 3, 2000 ("Restated Articles"). The Restated Articles as filed are incorrect in the following respects:

                  1. The Restated Articles, as filed, constitute a draft prepared prior to the adoption of amendments to Articles Fourth and Seventh of the Corporation's Articles of Incorporation at the meeting of the Corporation's shareholders on October 31, 2000, and the filing of Articles of Amendment with the Montana Secretary of State (Filing Number: 373750-D35054) on November 3, 2000. The Restated Articles, as filed, therefore fail to include those amendments which were duly adopted by the corporation and filed with the Secretary of State.

                  2. Article Sixth of the Restated Articles, as filed, fails to identify the current registered agent and the address of the current registered office of the Corporation but instead referenced the registered office and agent at the inception of the Corporation.

                  Set forth below in their entirety are the Restated Articles of Incorporation of United States Antimony Corporation in corrected form as duly adopted by the corporation's Board of Directors and shareholders and as documented in Articles of Amendment filed with the Montana Secretary of State in accordance with the Montana Business Corporation Act. Pursuant to ss. 35-1-221(3) of the Montana Business Corporation Act, these Articles of Correction are dated November 3, 2000.


                                 By /s/_______________________________________
                                       John C. Lawrence, President and Secretary







                       RESTATED ARTICLES OF INCORPORATION


                                       OF


                       UNITED STATES ANTIMONY CORPORATION


                  Pursuant to ss. 35-1-231 of the Montana Business Corporation Act, the undersigned corporation restates in their entirety the Articles of Incorporation of United States Antimony Corporation as initially filed on January 14, 1970, and as thereafter amended on March 28, 1984, January 14, 1986, and November 3, 2000:

                  FIRST:   The name of the corporation is:

                           UNITED STATES ANTIMONY CORPORATION

                  SECOND:  The period of its duration is perpetual.

                  THIRD: The purposes for which the corporation is organized are to acquire, own, operate, manage and dispose of interests in property, both real and personal, including but not limited to mineral interests, within the United States and abroad, and to engage in all other business not forbidden by law.

                  FOURTH:

                  1. Common Stock. The aggregate number of shares of Common Stock which the corporation shall have authority to issue is thirty million (30,000,000) shares and each of such shares shall have a par value of one cent ($.01).

                  2. Preferred Stock. The corporation shall have the authority to issue ten million (10,000,000) shares of preferred stock of $.01 par value per share. Such shares may, at the discretion of the board of directors, be divided into and issued in series. Such shares shall be non-assessable, without pre-emptive rights or subject to call payments other than the subscription price, and such shares may be issued for cash, services or property. The board of directors of this corporation is expressly vested with the authority to determine and establish variations between the different series of preferred shares with respect to: the rate of dividend; the price, terms and conditions on which such shares may be redeemed; the amount payable upon shares in the event of involuntary liquidation; sinking fund provisions for the redemption or repurchase of such shares; the terms and conditions upon which shares may be converted into authorized but unissued shares of common stock or into preferred shares of a different series and whether or not each class of such shares shall have any voting rights. In establishing each series of preferred shares the board of directors shall comply with the requirements of the Montana Business Corporation Act.

                  2A. Pursuant to the authority conferred by this Article Fourth, the Corporation is authorized to issue 4,500 shares of its Series A Preferred Stock, which shall have the following designations, powers, preferences and relative rights:

                  2A.1 Redemption. The Series A Preferred Stock is nonconvertible and is redeemable on sixty (60) days notice beginning three years after the date of issuance at a redemption price equal to $10.00 per share plus accumulated dividends.

                  2A.2 Dividends. Each share of Series A Preferred Stock is entitled to receive, in preference to the holders of common stock, cumulative dividends at the annual rate of $1.00 per share payable semi-annually in arrears when and if declared by Company?s Board of Directors.

                  2A.3 Liquidation. In the event of any liquidation or winding up of the Company, the holders of Series A Preferred Stock shall be entitled to receive $10.00 per share plus accumulated dividends in preference to the holders of common stock.

                  2A.4     Vote.    Each share of Series A Preferred Stock is
entitled to one vote.

                  2B. Pursuant to the authority conferred by this Article Fourth, the Corporation shall have the authority to issue 750,000 shares of its Series B Preferred Stock, which shall have the following designations, powers, preferences and relative rights:

                  2B.1 Dividends and Distribution of Assets. The Series B Preferred Stock, in preference to the Common Stock but subject to the preference of the holders of the Series A Preferred Stock, is entitled to receive out of the net profits of the Corporation, when and if declared by the Board of Directors, cumulative dividends at the annual rate of one cent ($.01) per share, payable on the 31st day of December.

                  In the event of the liquidation of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive, subject to the preference of the holders of the Series A Preferred Stock, $1.00 per share plus all accumulated dividends before any amounts shall be distributed among the holders of the common stock.

                  2B.2 Voting Rights. Except as may otherwise be required by the provisions of the Montana Business Corporation Act, no holder of any shares of the Series B Preferred Stock shall, as such, be entitled to notice of or to vote at any meeting of stockholders of the Corporation; provided, however, that if and when dividends payable on any of the Series B Preferred Stock shall be in default, and thereafter until all dividends on any of the Series B Preferred Stock in default shall have been paid, the holders of the then outstanding shares of Series B Preferred Stock, voting as a class, shall be entitled to vote until all default in the payment of such dividends shall have been completely cured.

                  2B.3 Anti-Dilution Provision. The Corporation will not dilute the assets of the company by issuing any additional Series B Preferred Stock or any stock senior to these shares during the time this stock is outstanding. Upon reacquisition by the Corporation, shares of Series B Preferred Stock may not be reissued.

                  2B.4 Conversion Privilege. At any time before December 31, 1995, the Series B Preferred Stock may be converted, at the option of the holder, into shares of fully paid and nonassessable common stock with one (1) share of Common Stock being issued for one (1) share of Series B Preferred Stock. Shares of Series B Preferred Stock shall be deemed to be converted at the close of business on the date of the surrender to the Corporation of the properly endorsed certificate or certificates representing the shares. The rights of the holders of the Series B Preferred Stock surrendered shall cease at that time and the person or persons in whose name or names the certificate or certificates for the Common Stock are to be issued shall be treated for all purposes as having become record owners of the Common Stock of the Corporation at that time. However, if certificates are surrendered on a day on which the stock transfer books of the Corporation are closed, the surrender shall be deemed to have occurred on the next succeeding day on which the stock transfer books are open.

                  2B.5 Reservation of Common. The Corporation shall at all times reserve and keep available solely for the purpose of issuing upon conversion of Series B Preferred Stock the number of shares of Common Stock issuable upon conversion of all outstanding Series B Preferred Stock.

                  2C. Pursuant to the authority conferred by this Article Fourth, the Corporation shall have the right to issue 205,996 shares of its Series C Preferred Stock, which shall have the following designations, powers, preferences and relative rights:

                  2C.1 Optional Conversion. A holder of Series C shares shall have the right to convert the Series C shares, at the option of the holder, at any time within 18 months following issuance, into shares of common stock at the ratio of 1:1, subject to adjustment as provided below. Following conversion, shares of Series C Preferred Stock may not be reissued.

                  2C.2 Voting Rights. The holders of Series C shares shall have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of such Series C shares.

                  2C.3 Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of Series C shares shall be entitled to receive in preference to the holders of common stock an amount per share equal to $0.55, subject to the preferences of the holders of the Company?s outstanding Series A and Series B Preferred Stock.

                  2C.4 Registration Rights. Twenty percent (20%) of the underlying common stock issuable upon conversion of the Series C shares shall be entitled to ?piggyback? registration rights when, and if, the Company files a registration statement for its securities or the securities of any other stockholder.

                  2C.5     Redemption.  The Series C shares are not redeemable
by the Company.

                  2C.6 Antidilution Provisions. The conversion price of the Series C shares shall be subject to adjustments to prevent dilution in the event that the Company issues additional common shares at a purchase price less than the applicable conversion price (other than shares issued to employees, consultants and directors pursuant to plans and arrangements approved by the Board of Directors and securities issued to lending or leasing institutions approved by the Board of Directors). In such event, the conversion price shall be adjusted according to a weighted-average formula, provided that a holder of Series C shares purchases his pro rata share of the securities being sold in the dilutive financing. The initial conversion price for the Series C shares shall be $0.55.

                  2C.7 Protective Provisions. The consent of a majority in interest of the holders of Series C shares shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series C shares materially and adversely; or (ii) creates any new class of shares having preference over or being on a parity with the Series C shares.

                  2C.8 Reservation of Common. The Corporation shall at all times reserve and keep available solely for the purpose of issuing upon conversion of Series C Preferred Stock the number of shares of common stock issuable upon conversion of all outstanding Series C Preferred Stock.

                  FIFTH:   Provisions for the regulation of the internal affairs
of the corporation are:

                  (a) The corporation shall have the right to purchase, take, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own shares, but purchases of its own shares, whether direct or indirect, shall be made only to the extent of unreserved and unrestricted earned surplus available therefor and to the extent of unreserved and unrestricted capital surplus available therefor.

                  (b) The corporation may issue bonds, debentures or other obligations convertible into shares of any class, in the amounts and on such terms and conditions as may be provided by resolutions of the Board of Directors.

                  (c) Dividends of the corporation may be declared and paid in cash out of the depletion reserves of the corporation, but each such dividend shall be identified as a distribution of such reserves, and the amount per share paid for such reserves shall be disclosed to the shareholders receiving the same, such payment of dividends to be performed according to the provisions of Section 15-2240, Revised Codes of Montana, 1947.

                  (d) The Board of Directors of the corporation may, from time to time, distribute to its shareholders out of any capital surplus of the corporation a portion of its assets, in cash or property.

                  SIXTH: The address of the current registered office of the corporation is 4946 Highway 200, P.O. Box 643, Thompson Falls, Montana 59873; and the name of its current registered agent at such address is John C. Lawrence.

                  SEVENTH: The number of directors presently authorized is three
(3). The authorized number of directors of the corporation may range between three (3) and seven (7); and the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the Board of Directors or the shareholders.

                  EIGHTH:  The name and address of each incorporator is:

               Name                               Address

         Margaret Ann Sutton                 192 Le Banke, Salt Lake City, Utah
         Alexis Turner                1782 Downington Ave., Salt Lake City, Utah
         Pauline Moss                  24301 1/2 Lambourne, Salt Lake City, Utah

                  These Restated Articles of Incorporation are dated November 3, 2000.




                                    /s/________________________________________
                                       John C. Lawrence, President and Secretary


                                   CERTIFICATE


                  The undersigned, President and Secretary of United States Antimony Corporation, hereby certifies that the foregoing Restated Articles of Incorporation of United States Antimony Corporation:

                  (i) restate in their entirety the Corporation's Articles of Incorporation as originally filed on January 14, 1970, and as thereafter amended on March 28, 1984, January 14, 1986, and November 3, 2000;

                  (ii) do not contain any amendment to the articles requiring shareholder approval; and

                  (iii) have been duly authorized and adopted by the Board of Directors pursuant to ss. 35-1-231(i) of the Montana Business Corporation Act, without shareholder action.




                                   /s/________________________________________
                                      John C. Lawrence, President and Secretary